SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                        Date of Report: October 21, 2003



                                   AT&T CORP.
               (Exact Name of Registrant as Specified in Charter)

                                    New York

                 (State or Other Jurisdiction of Incorporation)

               1-1105                             13-4924710
       (Commission File Number)        (IRS Employer Identification No.)


                           One AT&T Way
                      Bedminster, New Jersey            07921
                 (Address of Principal Executive      (Zip Code)
                  Offices)


       Registrant's telephone number, including area code: (908) 221-2000


                                 Not Applicable

          (Former Name or Former Address, If Changed Since Last Report)

     A New York                  Commission File            I.R.S. Employer
     Corporation                    No. 1-1105              No. 13-4924710

ITEM 5. OTHER EVENTS

What are we disclosing?

On October 22, 2003, our Senior Executive Vice President and Chief Financial Officer, Thomas W. Horton, made the following comments in regard to the fourth quarter 2003 outlook during the Company's earnings conference call.

Year to date Business Services revenue has declined by 4.2%, similar to last year's reported rate of decline of 4.1%. However, if we look ahead to the fourth quarter, we see growing pricing pressure, continued weak demand and the normal effects of seasonality, which will all pressure our top line on a sequential basis. So, we expect the full-year decline in 2003 to be higher than our year-to-date decline of 4.2%.

We expect to see margin pressure from RBOC entry and bundled pricing activities to put further pressure on consumer margins going forward. Specifically, we expect some competitors to be very aggressive this quarter as they begin their much-anticipated entry into new states. This coupled with the increase in expense to facilitate our aggressive state entry should translate into fourth quarter margin pressure on a sequential basis.

We now expect to reduce total headcount by 10% this year versus 2002. At the end of the third quarter, substantially all of these targeted headcount reductions were completed. In total, these reductions will correspond to an annual cost savings of approximately $650 million dollars during 2004. We understand that to even maintain our margin in the current economic and pricing environment, we need to continue driving costs from the business through automation and operational efficiencies.

We now expect our net debt balance to be under $9 billion by year-end. Expected net debt consists of estimated total debt of $14.1 billion, net of estimated cash (including restricted cash) and estimated foreign exchange fluctuations of at least $5.2 billion. The components of net debt may fluctuate as we evaluate debt and cash management strategies; however these shifts should not have a significant impact on net debt.

                                      ****

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (c) EXHIBITS

          Exhibit 99 - Press release dated October 21, 2003.

ITEM 12. RESULTS OF OPERATIONS AND FINANCIAL CONDITIONS

On October 21, 2003, AT&T Corp. issued a press release announcing third quarter earnings. A copy of the press release is attached as Exhibit 99.

The information in this Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       AT&T CORP.



                                       /s/  Robert S. Feit
                                       ----------------------------------
                                       By:  Robert S. Feit
                                            Vice President - Law and Secretary


October 21, 2003

                                                                      Exhibit 99

                                                             [AT&T LOGO OMITTED]

News Release
-----------------------------------------------------------------------

FOR RELEASE TUESDAY, OCTOBER 21, 2003

            SECTION 1.01. AT&T Announces Third Quarter 2003 Earnings
                          ------------------------------------------


o   Third quarter earnings per diluted share from continuing operations of $0.58
o   Consolidated revenue of $8.6 billion
o   Operating income of $829 million

BEDMINSTER, N.J. -- AT&T (NYSE: T) today reported income from continuing operations of $458 million, or earnings per diluted share of $0.58, for the third quarter of 2003. The company's current quarter income from continuing operations compares to income of $525 million, or earnings per diluted share of $0.67, in the third quarter of 2002. This quarter's net income of $418 million, or $0.53 per share, included a charge of $27 million, or $0.03 per share, related to the cumulative effect of the adoption of a new accounting standard and $13 million, or $0.02 per share, of losses from discontinued operations.

"AT&T's third quarter results demonstrate our ability to successfully execute in a difficult environment by maintaining our focus on controlling costs, streamlining processes and delighting our customers," said AT&T Chairman and Chief Executive Officer David W. Dorman. "We continue to operate from a position of leadership and strength, and we remain among the best positioned in our industry for a recovery in employment growth and improved telecom sector spending and demand."

AT&T reported third quarter 2003 consolidated revenue of $8.6 billion, which included $6.3 billion from AT&T Business Services and $2.4 billion from AT&T Consumer Services. This represents a consolidated revenue decline of 8.1 percent versus the third quarter of 2002, primarily due to continued declines in long distance (LD) voice revenue, partially offset by the continued success of AT&T Consumer Services' bundled local and LD offering, as well as growth in several key markets of AT&T Business Services.

AT&T's third quarter 2003 operating income totaled $829 million, resulting in a consolidated operating margin of 9.6 percent. AT&T Business Services posted operating income of $417 million, yielding a margin of 6.6 percent, while AT&T Consumer Services generated operating income of $500 million, yielding a margin of 21.2 percent.

"AT&T is making solid progress in improving our cost structure and enhancing our overall financial flexibility and strength," said AT&T Chief Financial Officer Thomas W. Horton. "This quarter's significant free cash flow allowed us to reduce net debt by $1.5 billion and reduce our year-end net debt target to less than $9 billion while continuing to invest in the future of our business."

AT&T UNIT HIGHLIGHTS

AT&T Business Services

o Revenue was $6.3 billion, a decline of 6.2 percent from the prior year third quarter. The unit's revenue performance reflects pricing pressure, weakness in retail LD and data demand and overall telecommunications spending, partially offset by strong growth in wholesale volumes, local voice and IP&E-services revenue.

o Long distance voice revenue declined 10.5 percent on a quarter-over-quarter basis, driven by continued pricing pressure, partially offset by volume growth. Volumes grew nearly 15 percent on a quarter-over-quarter basis, driven by strong wholesale growth, which more than offset the decline in retail volumes.

o Local voice revenue grew approximately 38 percent from the prior year third quarter. Local access lines totaled over 4.3 million at the end of the current period, representing an increase of almost 97,000 lines from the second quarter of 2003.

o IP&E-services revenue grew 13.0 percent, while data services revenue declined 6.5 percent from the prior year quarter.

o The managed component of total data services and IP&E-services revenue grew about 10 percent from the prior year third quarter and now comprises approximately 33 percent of this total revenue.

o Operating income totaled $417 million. Operating margin was 6.6 percent, compared with 12.7 percent in the prior year third quarter. The decline is primarily due to pricing pressure, weak retail demand resulting from a soft economy, a mix shift from higher margin retail LD voice service to lower margin wholesale, data and IP&E services, a $125 million access expense adjustment, as well as a $53 million net restructuring charge in the current period.


AT&T Consumer Services

o Revenue was $2.4 billion, a decline of 15.8 percent versus the prior year third quarter, driven by lower LD revenue as a result of the continued impact of competition, wireless and Internet substitution, and customer migration to lower priced products and calling plans. These declines were partially offset by growth in bundled revenue and pricing actions. Bundled revenue grew by 77 percent compared to the prior year third quarter, and now represents over 22 percent of AT&T Consumer Services' total revenue.

o Operating income totaled $500 million, yielding an operating margin of 21.2 percent, compared with 21.3 percent in the prior year third quarter. The slight quarter-over-quarter decline reflects the impact of substitution, competition and mix shift, largely offset by pricing actions taken during the quarter.

o At the end of the third quarter, AT&T Consumer provided local service to more than 3.5 million customers, an increase of 85 percent from the prior year third quarter. During the current reporting period, AT&T began offering service in Wisconsin, Minnesota and Arizona. As of September 30, 2003, local service was available in 15 markets. The company plans to be testing or actively marketing its residential One Rate USAsm bundled service in 35 states by year-end.

OTHER CONSOLIDATED FINANCIAL HIGHLIGHTS


o In September 2003, in conjunction with our review of accounting and internal control systems, the Company determined that the liability on the balance sheet relating to costs incurred in 2001 and 2002 pertaining to access and other connection expense was understated by $125 million. Since the impact to prior years' annual financial statements was not material, the Company recorded an additional expense of $125 million ($77 million after-tax) in the third quarter to reflect the proper estimate of the liability. The expense, properly recorded in the respective prior periods, would have decreased annual income from continuing operations for 2001 and 2002 by $32 million, or $0.04 per diluted share, and $45 million, or $0.06 per diluted share, respectively.

     The expense, properly recorded in the respective periods, would have (decreased) increased quarterly income from continuing operations for the three months ended September 30, 2001 by ($33) million, or ($0.04) per diluted share; for the three months ended December 31, 2001 by $1 million, or $0.01 per diluted share; for the three months ended March 31, 2002 by ($64) million, or ($0.08) per diluted share; for the three months ended June 30, 2002 by $12 million, or $0.02 per diluted share; for the three months ended September 30, 2002 by $14 million, or $0.01 per diluted share; and for the three months ended December 31, 2002 by ($7) million, or ($0.01) per diluted share.

     A review was conducted by outside legal counsel, under the direction of the Audit Committee. This review found that two employees, one lower-level and one mid-level management employee, circumvented the internal controls process resulting in the financial impacts noted above. The Company made the appropriate personnel changes and enhanced its internal controls accordingly.

o Third quarter 2003 income from continuing operations of $458 million included pretax net restructuring and other charges of $64 million, primarily related to separation costs associated with management streamlining initiatives. The company expects to realize an additional charge for employee separations in the fourth quarter of 2003, although this charge is expected to be significantly less than the third quarter 2003 restructuring charge.

o Other income (expense) of ($7) million in the third quarter primarily consisted of losses from the early extinguishment of debt, primarily offset by investment-related income.

o The third quarter income tax provision reflected an approximate $120 million benefit relating to final governmental approval of Research and Experimentation tax credit claims from prior years.

o As of July 1, 2003, AT&T adopted Financial Accounting Standards Board Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities - an Interpretation of Accounting Research Bulletin No. 51." The consolidation of two entities from which AT&T leases buildings resulted in the addition of $433 million of assets (principally the leased properties) and $477 million of liabilities (debt secured by the properties). This resulted in a charge of $27 million, net of income taxes, as the cumulative effect of an accounting change.

o AT&T ended the quarter with net debt of $9.3 billion, which includes $0.5 billion of debt associated with the adoption of FIN 46. Net debt is defined as total debt of $17.4 billion less cash of $6.8 billion, restricted cash of $0.5 billion and net foreign debt fluctuations of $0.9 billion.

o In July of 2003, AT&T announced a $2 billion debt repurchase program. During the quarter, AT&T redeemed two long-term debt issues totaling $0.5 billion. AT&T also called three additional debt issues totaling $1.1 billion to be redeemed on October 22, 2003. In addition, AT&T exercised its right to repay $0.5 billion of debt associated with leases capitalized in conjunction with the adoption of FIN 46. The pretax loss recorded in the third quarter from these events was $0.1 billion.

o Free cash flow was $2.0 billion for the third quarter, which included $0.6 billion of tax refunds. Free cash flow is defined as cash flows provided by operating activities of $2.8 billion less cash used for capital expenditures and other additions of $0.8 billion.

o Capital expenditures for the third quarter were $1.2 billion, which includes $433 million for properties consolidated in connection with the adoption of FIN 46.

o The third quarter loss from discontinued operations reflects an estimated loss on certain environmental clean-up matters associated with the business of NCR Corp., which was spun-off from AT&T in 1996. In accordance with the separation and distribution agreement between AT&T and NCR, AT&T shares in certain costs associated with potential litigation liabilities. AT&T recorded its estimated proportionate share of the clean-up costs.

DEFINITIONS and NOTES

AT&T Business Services

LD Voice - includes all of AT&T's domestic and international LD revenue, including Intralata toll when purchased as part of an LD calling plan.

Local Voice - includes all local calling and feature revenue, Intralata toll when purchased as part of a local calling plan, as well as Inter-carrier local revenue.

Data Services- includes bandwidth services (dedicated private line services through high-capacity optical transport), frame relay and asynchronous transfer mode (ATM) revenue for LD and local, as well as revenue for managed data services.

Internet Protocol & Enhanced Services (IP&E-services) - includes all services that ride on the IP common backbone or that use IP technology, including managed IP services, as well as application services (e.g., hosting, security).

Outsourcing, Professional Services & Other - includes complex bundled solutions primarily in the wide area/local area network space, AT&T's professional services revenue associated with the company's federal government customers, as well as all other Business Services revenue (and eliminations) not previously defined. Also includes revenue from AT&T Latin America prior to the first quarter of 2003.

Data,  IP&E-Services  -  Percent  Managed -  managed  services  refers to AT&T's
management  of  a  client's  network  or  network  and  applications   including
applications that extend to the customer premise equipment.

Data, IP&E-Services - Percent International - a data service that either originates or terminates outside of the United States, or an IP&E-service installed or wholly delivered outside the United States.

AT&T Consumer Services

Bundled Services - includes any customer with a local relationship as a starting point, and all other AT&T subscription-based voice products provided to that customer.

Standalone  LD,  Transactional  & Other  Services - includes any  customer  with
solely   a  long   distance   relationship,   non-voice   products,   or  a  non
subscription-based relationship.

Local Customers - residential customers who subscribe to AT&T local service.

Bundled Households - number of households in targeted markets where there is general availability of AT&T local service.

Other Definitions and Notes

Restricted cash - $0.5 billion of cash that collateralizes a portion of private debt and is included in "other assets" on the balance sheet.

Foreign currency fluctuations - represents mark-to-market adjustments, net of cash collateral collected, that increased the debt balance by approximately $0.9 billion at September 30, 2003, on non-U.S. denominated debt of about $4.0 billion. AT&T has entered into foreign exchange hedges that substantially offset the fluctuations in the debt balance. The offsetting mark-to-market adjustments of the hedges are included in "other assets" on the balance sheet.

         Income Statement
 -----------------------------------------------------------------------------------------------------------------------------------
                                      AT&T Corp. Consolidated Statements of Operations (Unaudited)
                                             Dollars in millions (except per share amounts)
                                                                           Three Months Ended             Nine Months Ended
                                                                               September 30,                 September 30,
                                                                          2003            2002            2003           2002
     REVENUE
     AT&T Business Services                                              6,282         $ 6,700        $ 19,125       $ 19,970
     AT&T Consumer Services                                              2,353           2,794           7,265          8,791
     Corporate and Other                                                    14             (85)             40           (224)
                                                                       ------------------------------- -----------------------
     Total Revenue                                                       8,649           9,409          26,430         28,537

     OPERATING EXPENSES
     Access and other connection                                         2,785           2,679           8,191          8,214
     Costs of services and products                                      1,954           2,066           5,923          6,166
     Selling, general and administrative                                 1,793           2,032           5,551          5,911
     Depreciation and amortization                                       1,224           1,243           3,607          3,631
     Net restructuring and other charges                                    64             (26)            134            (26)
                                                                       ------------------------ ------------------------------
     Total operating expenses                                            7,820           7,994          23,406         23,896

     Operating Income                                                      829           1,415           3,024          4,641
     Other (expense) income, net                                            (7)           (180)             89           (285)
     Interest (expense)                                                   (289)           (355)           (917)        (1,087)
                                                                       ------------------------ ------------------------------

     Income from continuing operations before income taxes,
     minority interest income, and net earnings (losses) related
     to equity investments                                                 533             880           2,196          3,269

     (Provision) for income taxes                                          (72)           (370)           (677)        (1,362)
     Minority interest income                                                -              28               1             81
     Net (losses) earnings related to equity investments                    (3)            (13)              3           (414)
                                                                       ------------------------ ------------------------------
     Income from continuing operations                                     458             525           1,523          1,574
     (Loss) from discontinued operations - net of income taxes             (13)           (318)            (13)       (14,316)
                                                                       ------------------------ ------------------------------
     Income (loss) before cumulative effect of accounting changes          445             207           1,510        (12,742)
     Cumulative effect of accounting changes - net of income taxes         (27)              -              15           (856)
                                                                       ------------------------ ------------------------------
     Net income (loss)                                                     418             207           1,525        (13,598)
                                                                       ------------------------ ------------------------------
     Weighted-average common shares (millions)                             789             770             787            736
     Weighted-average common shares and potential common
     shares (millions)                                                     791             788             788            759

     PER BASIC SHARE:
     Earnings from continuing operations                                $ 0.58          $ 0.68          $ 1.94         $ 2.14
     (Loss) from discontinued operations                                 (0.02)          (0.41)          (0.02)        (19.45)
     Cumulative effect of accounting changes                             (0.03)              -            0.02          (1.16)
                                                                       ------------------------ ------------------------------
     Earnings (loss) per basic share                                    $ 0.53          $ 0.27          $ 1.94       $ (18.47)
                                                                       ------------------------ ------------------------------

     PER DILUTED SHARE:
     Earnings from continuing operations                                $ 0.58          $ 0.67          $ 1.93         $ 2.07
     (Loss) from discontinued operations                                 (0.02)          (0.41)          (0.01)        (18.86)
     Cumulative effect of accounting changes                             (0.03)              -            0.02          (1.13)
                                                                       ------------------------ ------------------------------
     Earnings (loss) per diluted share                                  $ 0.53          $ 0.26          $ 1.94       $ (17.92)
                                                                       ------------------------ ------------------------------

     Dividends declared per share                                       $ 0.2375        $ 0.1875        $ 0.6125     $ 0.5625

Quarterly Income Statements
------------------------------------------------------------------------------------------------------------------------------------
            AT&T Corp. Consolidated Statements of Income (Unaudited)
                 Dollars in millions (except per share amounts)
                                                     ----------------------------------------------------------------------------
                                                         3Q03     2Q03      1Q03     4Q02     3Q02       2Q02     1Q02      2002
                                                     ----------------------------------------------------------------------------
REVENUE
AT&T Business Services                                 $6,282   $6,406   $6,437   $6,588   $6,700   $  6,742   $ 6,528   $ 26,558
AT&T Consumer Services                                  2,353    2,376    2,536    2,736    2,794      2,911     3,086     11,527
Corporate and Other                                        14       13       13      (34)     (85)       (73)      (66)      (258)
Total revenue                                           8,649    8,795    8,986    9,290    9,409      9,580     9,548     37,827

OPERATING EXPENSES
Access and other connection                             2,785    2,708    2,698    2,576    2,679      2,747     2,788     10,790
Costs of services and products                          1,954    1,958    2,011    2,197    2,066      2,086     2,014      8,363
Selling, general and administrative                     1,793    1,837    1,921    2,077    2,032      1,942     1,937      7,988
Depreciation and amortization                           1,224    1,197    1,186    1,257    1,243      1,213     1,175      4,888
Net restructuring and other charges                        64       66        4    1,463      (26)         -         -      1,437
Total operating expenses                                7,820    7,766    7,820    9,570    7,994      7,988     7,914     33,466
Operating income (loss)                                   829    1,029    1,166     (280)   1,415      1,592     1,634      4,361

Other (expense)/income, net                                (7)      86       10      208     (180)       (50)      (55)       (77)
Interest (expense)                                       (289)    (296)    (332)    (361)    (355)      (336)     (396)    (1,448)
Income (loss) from continuing operations before
income taxes, minority interest income, and net
earnings (losses) related to equity investments           533      819      844     (433)     880      1,206     1,183      2,836

(Provision) for income taxes                              (72)    (308)    (297)    (225)    (370)      (513)     (479)    (1,587)
Minority interest income                                    -        -        1       33       28         33        20        114
Net (losses) earnings related to equity investments        (3)      25      (19)      14      (13)      (123)     (278)      (400)
Income (loss) from continuing operations                  458      536      529     (611)     525        603       446        963
(Loss) from discontinued operations - net of income
taxes                                                     (13)       -        -     (197)    (318)   (13,433)     (565)   (14,513)
Gain on disposition of discontinued operations - net
of income taxes                                             -        -        -    1,324        -          -         -      1,324
Income (loss) before cumulative effect of accounting
changes                                                   445      536      529      516      207    (12,830)     (119)   (12,226)
Cumulative effect of accounting changes, net of
income tax                                                (27)       -       42        -        -          -      (856)      (856)
Net income (loss)                                      $  418   $  536   $  571   $  516   $  207   $(12,830)  $  (975)  $(13,082)

Weighted-average common shares (millions)                 789      787      784      776      770        730       709        746
Weighted-average common shares and potential common
shares                                                    791      787      785      776      788        750       738        766

PER BASIC SHARE:
Earnings (loss) from continuing operations             $ 0.58   $ 0.68   $ 0.67   $(0.79)  $ 0.68     $ 0.83   $  0.63   $   1.29
(Loss) from discontinued operations                     (0.02)       -        -    (0.26)   (0.41)    (18.41)    (0.80)    (19.44)
Gain on disposition of discontinued operations              -        -        -     1.71        -          -         -       1.77
Cumulative effect of accounting changes                 (0.03)       -     0.06        -        -          -     (1.21)     (1.15)
Earnings (loss) per basic share                        $ 0.53   $ 0.68   $ 0.73   $ 0.66   $ 0.27   $ (17.58)  $ (1.38)  $ (17.53)

PER DILUTED SHARE:
Earnings (loss) from continuing operations             $ 0.58   $ 0.68   $ 0.67   $(0.79)  $ 0.67   $   0.80   $  0.60   $   1.26
(Loss) from discontinued operations                     (0.02)       -        -    (0.26)   (0.41)    (17.91)    (0.76)    (18.95)
Gain on disposition of discontinued operations              -        -        -     1.71        -          -         -       1.73
Cumulative effect of accounting changes                 (0.03)       -     0.06        -        -          -     (1.16)     (1.12)
Earnings (loss) per diluted share                      $ 0.53   $ 0.68   $ 0.73   $ 0.66   $ 0.26   $ (17.11)  $ (1.32)  $ (17.08)
------------------------------------------------------------------------------------------------------------------------------------

Historical Segment Data
------------------------------------------------------------------------------------------------------------------------------------
                                                 Segment Disclosures (Unaudited)
                                                        Dollars in Millions

                                                       3Q03      2Q03      1Q03      4Q02      3Q02      2Q02      1Q02       2002
AT&T Business Services
  LD Voice                                          $ 2,801   $ 2,873   $ 2,961   $ 2,853   $ 3,129   $ 3,224   $ 3,048   $ 12,254
  Local Voice                                           379       384       335       336       274       277       268      1,155
  Total Voice                                         3,180     3,257     3,296     3,189     3,403     3,501     3,316     13,409

  Data Services                                       1,949     1,993     2,000     2,079     2,086     2,077     2,018      8,260
  IP&E-Services                                         476       459       445       442       421       406       408      1,677
  Total Data Services, IP&E-Services                  2,425     2,452     2,445     2,521     2,507     2,483     2,426      9,937

  Outsourcing, Professional Services & Other            677       697       696       878       790       758       786      3,212

  Total Revenue                                       6,282     6,406     6,437     6,588     6,700     6,742     6,528     26,558
  Operating Income (Loss)(1)                            417       597       600      (612)      854       856       867      1,965
  Operating Margin                                     6.6%      9.3%      9.3%     (9.3%)    12.7%     12.7%     13.3%       7.4%
  Capital Expenditures(5)                               995       763       636     1,297       912       930       575      3,714
  Depreciation & Amortization                         1,162     1,133     1,126     1,173     1,128     1,141     1,104      4,546

  Total Data Services, IP&E-Services
  - % managed                                           33%       31%       30%       30%       29%       29%       29%        29%
  Total Data Services, IP&E-Services
  - % international                                     14%       14%       14%       15%       14%       15%       13%        14%
  LD Volume Growth - Yr/Yr                              15%       12%       12%        7%        2%       (1%)      (1%)        2%
  LD Volume % Wholesale                                 51%       47%       45%       42%       38%       34%       33%        37%


AT&T Consumer Services
  Standalone LD, Transactional and Other Services   $ 1,832   $ 1,916   $ 2,112   $ 2,375   $ 2,499   $ 2,670   $ 2,869   $ 10,413
  Bundled Services                                      521       460       424       361       295       241       217      1,114
  Total Revenue                                       2,353     2,376     2,536     2,736     2,794     2,911     3,086     11,527
  Operating Income(2)                                   500       489       632       389       595       787       821      2,592
  Operating Margin                                    21.2%     20.6%     24.9%     14.2%     21.3%     27.0%     26.6%      22.5%
  Capital Expenditures                                   14        19        22        32        34        33        28        127
  Depreciation & Amortization                            35        36        35        57        89        43        41        230

  Local Customers (in thousands)                      3,547     3,130     2,778     2,423     1,916     1,549     1,266      2,423
  Bundled Households (in millions)                     47.7      40.1      32.2      32.2      32.2      17.6      13.1       32.2


Corporate and Other
  Revenue                                              $ 14      $ 13      $ 13     $ (34)    $ (85)    $ (73)    $ (66)    $ (258)
  Operating (Loss)(3)                                   (88)      (57)      (66)      (57)      (34)      (51)      (54)      (196)
  Capital Expenditures(5)                               198         8         4        17        23        13        10         63
  Depreciation & Amortization                            27        28        25        27        26        29        30        112


Total AT&T
  Revenue                                            $8,649    $8,795    $8,986    $9,290    $9,409    $9,580    $9,548    $37,827
  Operating Income (Loss)(4)                            829     1,029     1,166      (280)    1,415     1,592     1,634      4,361
  Operating Margin                                     9.6%     11.7%     13.0%     (3.0%)    15.0%     16.6%     17.1%      11.5%
  Capital Expenditures(5)                             1,207       790       662     1,346       969       976       613      3,904
  Depreciation & Amortization                         1,224     1,197     1,186     1,257     1,243     1,213     1,175      4,888

  (1) Includes net business restructuring and asset impairment (charges) benefits of ($53M) in 3Q03, ($47M) in 2Q03, ($4M) in 1Q03, ($1,230M) in
      4Q02 and $27M in 3Q02.
  (2) Includes net business restructuring and asset impairment (charges) benefits of ($4M) in 3Q03, ($5M) in 2Q03, ($223M) in 4Q02 and $12M in 3Q02.
  (3) Includes net business restructuring (charges) of ($7M) in 3Q03, ($14M) in 2Q03, ($10M) in 4Q02 and ($13M) in 3Q02.
  (4) Includes net business restructuring and asset impairment (charges) benefits of ($64M) in 3Q03, ($66M) in 2Q03, ($4M) in 1Q03, ($1,463M) in
      4Q02 and $26M in 3Q02.
  (5) Total AT&T capital expenditures includes $433M related to the adoption of FIN 46 of which $241M is included in Business Services and $192M is included in Corporate and Other

       Balance Sheet
-------------------------------------------------------------------------------------------------------------------
                             AT&T Corp. Consolidated Balance Sheets (Unaudited)
                                            Dollars in Millions


                                                                      September 30,     December 31,             %
                                                                              2003             2002         Change
ASSETS
Cash and cash equivalents                                                  $  6,751         $  8,014        (15.8%)
Accounts receivable, less allowances of $681 and $669                         4,525            5,286        (14.4%)
Deferred income taxes                                                           617              910        (32.2%)
Other current assets                                                          1,109            1,693        (34.4%)
                                                                           --------         --------
   Total Current Assets                                                      13,002           15,903        (18.2%)

Property, plant and equipment, net of accumulated
  depreciation of $33,689 and $31,021                                        24,719           25,604         (3.5%)
Goodwill                                                                      4,691            4,626          1.4%
Other purchased intangible assets, net of accumulated
   depreciation of $298 and $244                                                508              556         (8.6%)
Prepaid pension costs                                                         3,791            3,596          5.4%
Other assets                                                                  4,596            4,987         (7.9%)
                                                                           --------         --------
TOTAL ASSETS                                                               $ 51,307         $ 55,272         (7.2%)
                                                                           --------         --------

LIABILITIES
Accounts payable                                                           $  3,297         $  3,819        (13.7%)
Payroll and benefit-related liabilities                                       1,091            1,519        (28.2%)
Debt maturing within one year                                                 4,647            3,762         23.5%
Other current liabilities                                                     2,974            2,924          1.7%
                                                                           --------         --------
   Total Current Liabilities                                                 12,009           12,024         (0.1%)

Long-term debt                                                               12,759           18,812        (32.2%)
Long-term benefit-related liabilities                                         4,240            4,001         (6.0%)
Deferred income taxes                                                         5,580            4,739         17.7%
Other long-term liabilities and deferred credits                              3,180            3,384         (6.0%)
                                                                           --------         --------
   Total Liabilities                                                         37,768           42,960        (12.1%)
                                                                           --------         --------

SHAREOWNERS' EQUITY
AT&T Common Stock, $1 par value, authorized 6,000,000,000
   shares; issued and outstanding 789,220,022 shares (net of
   171,692,349 treasury shares) at September 30, 2003 and
   783,037,580 shares (net of 171,801,716 treasury shares) at
   December 31, 2002                                                            789              783          0.8%
Additional paid-in capital                                                   27,855           28,163         (1.1%)
Accumulated deficit                                                         (15,044)         (16,566)         9.2%
Accumulated other comprehensive loss                                            (61)             (68)         9.2%
                                                                           --------         --------
   Total Shareowners' Equity                                                 13,539           12,312         10.0%
                                                                           --------         --------

TOTAL LIABILITIES & SHAREOWNERS' EQUITY                                    $ 51,307         $ 55,272         (7.2%)
                                                                           --------         --------

Note to Financial Media: AT&T executives will discuss the company's performance in a two-way conference call for financial analysts at 8:15 a.m. ET today. Reporters are invited to listen to the call. U.S. callers should dial 888-276-0010 to access the call. Callers outside the U.S. should dial + 1-612-326-1003.

In addition, Internet rebroadcasts of the call will be available on the AT&T Web site beginning later today. The Web site address is http://www.att.com/ir. An audio rebroadcast of the conference call will be available beginning at 11:15AM on Tuesday, October 21 until 11:59PM on Thursday, October 23. To access the replay, please visit http://www.att.com/ir, or U.S. callers can dial
800-475-6701, access code 661284. Callers outside the U.S. should dial +1-320-365-3844, access code 661284.


The foregoing, including statements relating to possible future dividends, are "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see AT&T's 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of AT&T. The declaration of future dividends is made at the discretion of AT&T's Board of Directors, which will consider AT&T's financial condition and all other relevant factors, and there can be no assurance as to the declaration and amount of future dividends, if any.


                                      # # #